Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders

CSP Inc. and Subsidiaries

We consent to the use of our report dated January 21, 2005, with respect to the consolidated balance sheet of CSP Inc. and subsidiaries as of September 30, 2004, and the related consolidated statements of operations, shareholders’ equity and comprehensive income (loss) and cash flows for the years ended September 30, 2004 and 2002 which report appears in the September 30, 2004, annual report on Form 10-K of CSP Inc incorporated herein by reference.

/s/ KPMG LLP

Boston, Massachusetts

April 12, 2005